August 1, 2013

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A Strong First Half

We are now more than halfway through 2013 and the Federal Home Loan Bank of New York has continued to perform well for our members and the communities we all serve.  On Monday, July 29, we announced our unaudited financial highlights for the second quarter of 2013.  Net income for the quarter was $84.5 million, a decrease of $2 million, or two percent, from net income of $86.5 million for the second quarter of 2012.  Return on average equity (“ROE”) for the quarter was 6.18 percent, compared to ROE of 6.75 percent for the second quarter of 2012.  As of June 30, 2013, total assets were $117.1 billion, an increase of $15.2 billion, or 15 percent, from total assets of $101.9 billion at March 31, 2013. As of June 30, 2013, advances were $84.7 billion, an increase of $13 billion, or 18 percent, from $71.7 billion at March 31, 2013.  As of June 30, 2013, total capital was $6.1 billion, an increase of $750 million, or 14 percent, from March 31, 2013.  The Bank’s unrestricted retained earnings grew during the quarter by $21.6 million to $822.4 million as of June 30, 2013.  We also increased our restricted retained earnings by $16.9 million during the quarter to $127.1 million as of June 30, 2013.  At June 30, 2013, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

A vote on the second quarter 2013 dividend is expected to take place at the meeting of your Board of Directors scheduled for August 15, 2013; if approved, the distribution of the dividend is expected to take place on August 16, 2013.

Advances Average $76.0 Billion in June

Our members rely on the Federal Home Loan Bank of New York as a stable source of funding in all market environments, and they continue to put this funding to work in New Jersey, New York, Puerto Rico and the U.S. Virgin Islands.  As a result, our advances increased in each month of the second quarter of 2013.  In June 2013, advances averaged $76.0 billion, an increase of $2.0 billion from May 2013.

Strength Across the System

The Federal Home Loan Bank of New York is a reliable partner for community lenders across our region.  Across the nation, local lenders in every community have a Home Loan Bank on which to rely.  And just as the FHLBNY continues to perform well for its members, so, too, does the Federal Home Loan Bank System.  On July 30, the Office of Finance announced the second quarter unaudited combined operating highlights for the Federal Home Loan Banks.  The System continues to perform well, with net incomes of $730 million for the quarter and $1.31 billion for the first six months of 2013, respectively.  More importantly, over the quarter, Systemwide advances increased 7.7 percent to $458 billion.  That’s more than $450 billion flowing through communities across the country, supporting housing and driving economic development and job growth.

Preliminary Steps in Enterprise and Housing Finance Reform Takes Shape in Washington

In last month’s report, I discussed the Housing Finance Reform and Taxpayer Protection Act, the Senate’s bipartisan proposal for housing reform legislation.  Last week, the House Financial Services Committee passed the Protecting American Taxpayers and Homeowners Act of 2013, authored by Committee Chair Jeb Hensarling (R-TX).  Under the proposed legislation, there would be no government guarantee.  Instead, the bill mandates unwinding Fannie Mae and Freddie Mac; significantly reduces the FHA’s role in the mortgage market; and would limit FHA loans to first-time and low-income homebuyers and reduce the mortgage insurance coverage.  The bill would also create a National Mortgage Market Utility, which would develop “best practices” standards for private mortgage origination, servicing and securitization, but would be prohibited from originating, servicing or guaranteeing mortgages or mortgage-backed securities itself.  Under the bill, the Federal Housing Finance Agency would be required to spin off its securitization platform to the utility as an open-access common securitization platform.  Small banks would be able to securitize qualified mortgage and non-QM loans through the platform, and the Federal Home Loan Banks would be authorized to serve as aggregators to compile pools of mortgages originated by community banks for securitization for the platform.

As I have said all along, any efforts that aim to provide housing finance reform that is both successful and sustainable must look to our nation’s network of local lenders and the Home Loan Banks that support them as an integral part of the solution.   I am delighted that the two bills we have seen this summer recognize the role of both the local lender and the Home Loan Bank, but there is still work to be done. I look forward to working with all our stakeholders to help ensure the continuation of the vital mission of the Federal Home Loan Banks to advance housing opportunity and local community development by maximizing the capacity of community-based member-lenders to serve their markets.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.